Exhibit 2.1

Asset Purchase Agreement

by and among

C-Bond Systems Inc.

And

Apex Protect GPS, LLC

i

Article V. Indemnification		9
Section 5.01	Indemnification of Buyer	9
Section 5.02	Indemnification of Seller	10
Section 5.03	Indemnification Procedures	10
Section 5.04	Procedure	10
Section 5.05	Payments	12
Section 5.06	Insurance	12
Section 5.07	Time Limit	12
Section 5.08	Limitations	12

Article VI. Miscellaneous		12
Section 6.01	Governing Law	12
Section 6.02	Waiver of Jury Trial	13
Section 6.03	Notices	13
Section 6.04	Attorneys’ Fees	14
Section 6.05	Public Announcements and Filings	14
Section 6.06	Third Party Beneficiaries	14
Section 6.07	Expenses	15
Section 6.08	Entire Agreement	15
Section 6.09	Survival	15
Section 6.10	Amendment; Waiver	15
Section 6.11	Limitation on Damages	15
Section 6.12	Arm’s Length Bargaining; No Presumption Against Drafter	16
Section 6.13	Headings	15
Section 6.14	No Assignment or Delegation	16
Section 6.15	Further Assurances	16
Section 6.16	Specific Performance	16
Section 6.17	Counterparts	16

Exhibits

Exhibit A	Assets and Purchase Price Allocation
Exhibit B	Bill of Sale
Exhibit C	Patent and Trademark Assignment Agreement
Exhibit D	Patent and Know-How License Agreement
Exhibit E	Patent License-Back Agreement

ii

Asset Purchase Agreement

Dated as of May 8, 2023

This Asset Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”) by and between (i) C-Bond Systems Inc., a Colorado corporation (“Seller”), and (ii) Apex Protect GPS, LLC, a limited liability company organized pursuant to the laws of the State of Texas (the “Buyer”). Each of the Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined below) of Seller’s nanoShield division (“Business”) upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. Definitions and Interpretation

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Authority” means any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(d)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Texas are authorized or required by law or executive order to close.

(e)	“Buyer Organizational Documents” means the certificate of formation and other organizational documents of Buyer as Buyer is required to have under any applicable Law.

(f)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(g)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(h)	“Intellectual Property” means all rights in intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans, trade dress and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) writings, images, content and other expressive works, whether copyrightable or not, in any jurisdiction, and all copyrights, including design rights, whether registered or common law, and registrations and applications for registration thereof, including the right to make derivative works and all other associated statutory rights; (iv) all rights existing in any database, including database rights, design rights and industrial property rights; (v) trade secrets, confidential information and know-how, including product development, testing and calibration algorithms and methods; (vi) domain names; (vii) rights of publicity and privacy, rights to personal information and moral rights; (viii) shop rights; (ix) inventions (whether patentable or unpatentable), invention disclosures, mask works, circuit designs and other designs, topography rights, industrial design rights, discoveries, ideas, developments, data, works of authorship, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, product specifications, algorithms, supplier information, prospect lists, customer lists, projections, analyses, market studies; (x) all rights to any of the foregoing provided in international treaties and convention rights; (xi) the right and power to assert, defend and recover title to any of the foregoing; (xii) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xiii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing

(i)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(j)	“Lien” means any mortgage, lien (including tax liens), pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(k)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(l)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(m)	“Seller Organizational Documents” means the articles of incorporation and other organizational documents of Seller as Seller is required to have under any applicable Law.

(n)	“Transaction Documents” means this Agreement, the Bill of Sale, the IP Agreements and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(o)	“Transactions” means the purchase and sale of the Assets and the other transactions as contemplated herein or in the other Transaction Documents.

(p)	“Work In Process” means any product orders acquired by Seller through the ordinary course of business but will be fulfilled by Buyer after Closing.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars, unless otherwise specified herein; (iv) references herein to a specific Section or Exhibit shall refer, respectively, to Sections or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. Purchase and Sale

Section 2.01 The Purchase and Sale.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Seller, who holds beneficial ownership of the Assets, shall sell, assign, transfer and deliver to the Buyer, free and clear of all Liens, all of the Assets. The “Assets” shall be comprised of the intangible assets, intellectual property, Work In Process, furniture, fixtures, equipment, inventory and other physical assets of Seller’s nanoShield division as set forth on Exhibit A and any and all rights of Seller in and to the Assets. The Parties acknowledge and agree that the Assets shall specifically not include any cash or accounts receivable related to the Assets to the extent accruing prior to the Closing Date.

(b)	The Assets shall be sold and transferred to buyer by means of (i) with respect to the physical assets, a Bill of Sale, in the form as attached hereto as Exhibit B (the “Bill of Sale”); and (ii) with respect to intangible assets or intellectual property, a Patent and Trademark Assignment Agreement in the form as attached hereto as Exhibit C, a Patent and Know-How License Agreement in the form attached hereto as Exhibit D, and a Patent License-Back Agreement in the form as attached hereto as Exhibit E (collectively Exhibit C, Exhibit D and Exhibit E, the “IP Agreements”).

(c)	The purchase price for the Assets shall be $4,000,000 (the “Purchase Price”). The Purchase Price shall be allocated amongst the various assets as set forth on Exhibit A.

(d)	The Parties acknowledge and agree that Buyer will be responsible for, and does assume liability for, the ownership and operation of the Assets on and following the Closing Date and for the fulfillment of the terms of the Lease on and following the Closing Date.

(e)	Other than as specifically set forth herein, the Seller is selling the Assets to Buyer, and Buyer is acquiring the Assets from Seller, on an “as-is” basis and condition. EXCEPT FOR THE WARRANTY OF TITLE OR AS OTHERWISE SET FORTH HEREIN, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES , WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS AND EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 2.02 Closing And Payments.

(a)	The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date immediately following the execution of this Agreement, by electronic exchange of signature pages to the Transaction Documents and wire transfer of funds as set forth herein.

(b)	At the Closing, the Buyer shall deliver to the Seller:

(i)	the Purchase Price, via wire transfer pursuant to the wire transfer instructions provided from the Seller to the Buyer;

(ii)	A copy of the Bill of Sale, duly executed by an officer of the Buyer; and

(iii)	A copy of the IP Agreements, each duly executed by an officer of the Buyer.

(c)	At the Closing, the Seller shall deliver to the Buyer:

(i)	A copy of the Bill of Sale, duly executed by an officer of the Seller;

(ii)	A copy of the IP Agreements, each duly executed by an officer of the Seller; and

(iii)	A Uniform Commercial Code (UCC) search (“UCC Search”) of Seller prepared by a reporting service and dated not earlier than 3 days before the Closing Date identifying all documents on file with the Secretaries of State of the States of Texas and Colorado that relate to the Assets.

(d)	The Parties acknowledge and agree that certain of the Assets are secured by lenders to or creditors of the Seller. At the Closing, the Seller shall have the right to direct certain portions of the Purchase Price to such lenders or creditors such that the security interests in the applicable Assets shall be released. Within 3 business days of Closing, Seller shall provide evidence reasonably satisfactory to Buyer and its counsel that such all items revealed on the UCC Search have been fully released.

(e)	At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement or as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.03 Engagement. Following the Closing, the Buyer shall engage each of Howard Pinoos, Godred Etse and Erik Koep as employees of, or independent contractors to, the Buyer, each at the same compensation and fee rates as in place with such persons as of the Closing Date.

Section 2.04 Taxes. Each Party will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes imposed on such Party by applicable law as a result of the Transactions.

Section 2.05 Lease. Following the Closing, the Parties shall reasonable cooperate to complete a transaction wherein C-Bond Systems, LLC, a Texas limited liability company and a wholly owned subsidiary of the Seller (“C-Bond LLC”) shall assign to Buyer, and Buyer shall take assignment from C-Bond LLC, the lease for the premises located at 6035 South Loop East, Houston, Texas 77033 (the “Lease”) pursuant to a lease assignment and assumption agreement as to be reasonably agreed to by the Parties and the lessor pursuant to the Lease.

Article III. Representations and Warranties of the Seller

As an inducement to, and to obtain the reliance of the Buyer, the Seller represents and warrant to the Buyer, as of the Closing Date, as follows:

Section 3.01 Existence and Power. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has the corporate company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Seller Organizational Documents. Seller has taken all actions required by Law, the Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 3.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Seller of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Seller Organizational Documents, contravene, conflict with, or violate, or give any Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Seller or any of the Assets could be subject.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.05 Approval of Agreement. The Board of Directors of Seller has authorized the execution and delivery of this Agreement and the other Transaction Documents by Seller and has approved this Agreement and the transactions contemplated hereby as evidenced by a resolution to be provided to Buyer at Closing.

Section 3.06 Adverse Actions. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller which would reasonably be expected to adversely affect the power or authority of the Seller to carry consummate the Transactions or which could reasonably be expected to give rise to the Enforceability Exceptions being applicable to foreclose or limit such actions, suits or proceedings.

Section 3.07 Bankruptcy or Insolvency. No bankruptcy or similar insolvency proceeding under state or federal law has been filed, or is currently being contemplated, with respect to the Seller.

Section 3.08 Compliance. Seller is not (a) in default under, and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Seller under, nor has the Seller received notice of a claim that they are in default under, any loan agreement or any other agreement or instrument to which it is a party, (b) in violation of any judgment, decree or order of any state or local court, arbitrator or other governmental authority or (c) in violation of any federal, state or local statute, rule, ordinance or regulation of any governmental authority, including without limitation all federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, in each case as could reasonably be expected to materially and adversely affect the ability of the Seller to consummate the Transactions or fulfill its obligations pursuant to the Transaction Documents.

Section 3.09 Ownership of Assets. Seller is the record and beneficial owner of the Assets free and clear of all Liens, encumbrances, leaseholds, licenses, actions, demands, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Upon delivery to Buyer of the Bill of Sale, Buyer will acquire lawful, valid and marketable title to the Assets free and clear of all liens, encumbrances, leaseholds, actions, demands, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, other than those imposes pursuant to the Transaction Documents. Other than pursuant to this Agreement, no Person has any rights to purchase or receive any of the Assets or any interests therein.

Section 3.10 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Seller in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

Section 3.11 Environmental. Seller has not received any written notice from any governmental authority alleging, nor does Seller have any knowledge of, any violations of Environmental Laws that are applicable to the Business and/or the premises made the subject of the Lease. As used herein, the term “Environmental Laws” shall mean all applicable federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements or permits, issued, promulgated, approved or entered thereunder by any governmental authority relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended. As used herein, the term “Hazardous Materials” means any waste, pollutant, chemical, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, asbestos, radioactive materials, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, or any constituent or decomposition product of any such pollutant, material, substance or waste, regulated under or as defined by any Environmental Law.

Section 3.12 Payment of Taxes. Seller has filed all federal, state and local governmental tax returns required to be filed by it in accordance with the provisions of law pertaining thereto. To Seller’s knowledge, all such tax returns were and are correct and complete in all material respects. Seller has paid all taxes and assessments (including, without limitation of the foregoing, income, excise, unemployment, social security, occupation, franchise, property and import taxes, duties or charges and all penalties and interest in respect thereof) required to have been paid pursuant to applicable law, and Seller will pay all taxes and assessments required to be paid for all periods through the Closing Date (whether or not such payments are due prior to or following the Closing Date).

Section 3.13 No Untrue Representations. No representation or warranty made by Seller in this Agreement, and no statement contained in any agreement, instrument, certificate or schedule furnished or to be furnished by Seller pursuant hereto, contain or will contain any untrue statement of fact or omits or will omit to state a fact necessary in order to make such representation or warranty or such statement not materially misleading.

Section 3.14 Intellectual Property.

(a)	Exhibit A contains a true, complete and accurate list of each of the following items of Intellectual Property which comprises a part of the Assets (the “Sold Intellectual Property”): (i) patents and patent applications; (ii) trademarks, service marks, trade names and corporate names, that are either registered or pending as of the Closing Date; (iii) registered copyrights and applications for and registrations of such copyrights; (iv) domain names and registrations thereof. Exhibit A accurately sets forth, where applicable, the following for each item required to be listed on Exhibit A: Patent number, application number, registration number, filing date, date of issuance, applicant, title, mark or name, owner(s), country of origin, domain name registrar, and the next fee and other obligations due within 6 months of the Closing Date, required to maintain or prosecute such Intellectual Property.

(b)	Except as may be described in Exhibit A, Seller has good, valid, and legal title to, and is the sole and exclusive owner of all rights, title and interest in and to, the Sold Intellectual Property, free and clear of all Liens. Seller has the right to use and otherwise exploit, in the manner currently used or exploited by the Seller, as well as in any manner necessary for the operation of the business the Sold Intellectual Property, any Seller software and all other Intellectual Property used or exploited by the Seller.

(c)	Each item of Sold Intellectual Property, is valid and enforceable, and there is no pending action, claim or allegation asserting the invalidity or unenforceability of any item of Sold Intellectual Property. In no instance have rights in any Sold Intellectual Property been dedicated to the public domain.

(d)	Neither the Seller (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), nor any of the Sold Intellectual Property has infringed, misappropriated or otherwise violated, any Intellectual Property of any third party.

(e)	There has been no claim made, threatened, against the Seller (and the Seller has not been a party to any Action including such a claim), and the Seller has not received or provided notice of any such claim or other communication: (i) asserting the infringement, misappropriation or other violation of any of the Sold Intellectual Property; (ii) asserting the invalidity, misuse or unenforceability of any Sold Intellectual Property; (iii) challenging the Seller’s ownership of or rights to use, license or otherwise exploit any of the Sold Intellectual Property; (iv) asserting that the Seller has engaged in unfair competition, false advertising or other unfair business practices; (v) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Sold Intellectual Property; or (vi) otherwise asserting claims or allegations affecting or that would, if established, affect the ability of the Seller to make, use, offer to sell or sell any of the Sold Intellectual Property. There is no proceeding or action before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Sold Intellectual Property.

(f)	The Seller has taken all actions reasonably necessary to maintain and protect the Sold Intellectual Property.

(g)	The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Seller’s rights in the Sold Intellectual Property.

Article IV. Representations and Warranties of the Buyer

As an inducement to, and to obtain the reliance of the Seller, the Buyer represents and warrants to the Seller as of the Closing Date, as follows:

Section 4.01 Existence and Power. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Texas, and has the corporate company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Buyer has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Buyer Organizational Documents. Buyer has taken all actions required by Law, the Buyer Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Buyer in connection herewith constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Buyer Organizational Documents, contravene, conflict with, or violate, or give any Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Buyer or any of the Assets could be subject.

Section 4.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.05 Approval of Agreement. The Manager of Buyer has authorized the execution and delivery of this Agreement and the other Transaction Documents by Buyer and has approved this Agreement and the Transactions.

Section 4.06 Bankruptcy or Insolvency. No bankruptcy or similar insolvency proceeding under state or federal law has been filed, or is currently being contemplated, with respect to the Company.

Section 4.07 Compliance. The Buyer is not (a) in default under, and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under, nor has the Company received notice of a claim that they are in default under, any loan agreement or any other agreement or instrument to which it is a party, (b) in violation of any judgment, decree or order of any state or local court, arbitrator or other governmental authority or (c) in violation of any state or local statute, rule, ordinance or regulation of any governmental authority, including without limitation all state and local laws relating to cannabis, taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

Section 4.08 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Buyer in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

Section 4.09 No Untrue Representations. No representation or warranty made by Buyer in this Agreement, and no statement contained in any agreement, instrument,certificate or schedule furnished or to be furnished by Buyer pursuant hereto, contain or will contain any untrue statement of fact or omits or will omit to state a fact necessary in order to make such representation or warranty or such statement not materially misleading.

Article V. Indemnification

Section 5.01 Indemnification of Buyer. Seller and C-Bond, LLC, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Buyer, C-Bond LLC, each of their respective Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Seller contained herein or in any of the Transaction Documents; and (ii) the ownership, and operation of the Assets prior to the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period prior to the Closing Date.

Section 5.02 Indemnification of Seller. The Buyer, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Seller and its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Buyer contained herein or in any of the Transaction Documents; and (ii) and the ownership, and operation of the Assets on or following the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period on or following the Closing Date.

Section 5.03 Indemnification Procedures. The Person making a claim under this is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article V is referred to as the “Indemnifying Party”, provided that the term “Indemnifying Party” shall include C-Bond, LLC in the event that Seller is the Indemnifying Party and the term “Indemnifying Party” shall include in the event that Buyer is the Indemnifying Party.

Section 5.04 Procedure. The following shall apply with respect to all indemnification claims pursuant to this Article V:

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 5.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 5.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 5.05 Payments. Any indemnification required by this Article V for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 5.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 5.07 Time Limit. The obligations of the Seller, C-Bond, LLC, Buyer and under Section 5.01 and Section 5.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article V which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 5.08 Limitations. Notwithstanding anything to the contrary in this Article V, neither Party shall be obligated to indemnify any Persons for any Losses in excess of the total Purchase Price (the “Cap”). For the avoidance of doubt, Cap shall apply (i) as to all of the Buyer Indemnified Parties collectively, and the Seller and C-Bond, LLC shall not be subject to the Cap with respect to each individual Buyer Indemnified Party; and (ii) as to all of the Seller Indemnified Parties collectively, and the Buyer and shall not be obligated to satisfy the Cap, with respect to each individual Seller Indemnified Party.

Article VI. Miscellaneous

Section 6.01 Governing Law ; Jurisdiction.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Texas, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Texas.

(b)	Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment or award or resolution in respect of this Agreement, shall be brought and determined exclusively in the courts of the State of Texas sitting in Harris County, Texas (the “Selected Courts”). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Selected Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Selected Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Selected Courts for any reason other than the failure to serve in accordance with the provisions of this Agreement; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by the Selected Courts.

Section 6.02 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.02. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 6.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Seller:

C-Bond Systems Inc.

Attn: Scott R. Silverman

6035 South Loop East

Houston, TX 77033

Attn: Scott R. Silverman

E-mail: ssilverman@cbondsystems.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: JCacomanolis@anthonypllc.com

If to the Buyer:

With a copy, which shall not constitute notice, to:

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 6.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.05 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties.

Section 6.06 Third Party Beneficiaries. This contract is strictly between the Buyer and the Seller and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement, provided that C-Bond LLC is an intended third party beneficiary of this Agreement and may enforce this Agreement as though a party hereto.

Section 6.07 Expenses. Subject to Section 6.04, except as specifically set forth herein, whether or not the Closing occurs, each of the Buyer and the Seller will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated herein.

Section 6.08 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 6.09 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years.

Section 6.10 Amendment; Waiver ; Remedies.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 6.11 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 6.12 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 6.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 6.14 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 6.15 Further Assurances. Each Party shall execute and deliver such documents and take such actions as may reasonably be requested by any other Party hereto in order to effectuate the Transactions.

Section 6.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement of the other Transaction Documents were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof or of the other Transaction Documents and to enforce specifically the terms and provisions hereof or of the other Transaction Documents, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

C-Bond Systems Inc.

By:
Name:	Scott R. Silverman
Title:	Chief Executive Officer

Apex Protect GPS, LLC

By:
Name:
Title:

C-Bond, LLC hereby joins this Agreement for the purposes of acknowledging its obligations pursuant to Article V.

Agreed and accepted:

C-Bond, LLC

By:
Name:
Title:

[Signature page to Asset Purchase Agreement]

Exhibit A

Assets and Purchase Price Allocation

(Attached)

Assets and Purchase Price Allocation

Category	Asset	Purchase Price Allocated
Computer and office equipment	Computers	$4,000.00
	Computer Testing Equipment	$2,000.00
	Refrigerator	$1,000.00
	Conference room equipment	$1,500.00
	Furniture	$10,000.00
		$18,500.00
Lab Equipment	Mag Stirers (2)	$5,000.00
	Peel Tester	$8,000.00
	Sonicators(Lab)	$9,000.00
	Mixer for Lab	$1,000.00
	S/S Table & Sinks	$15,000.00
	S/S Table & Sinks	$2,250.00
	Micro Floe Hood	$2,000.00
	Non Flammable Cabinet	$600.00
	Hot Plate Magnet	$300.00
	420 Hot Plate & Stirrer	$200.00
	Anti-Vibration Table	$800.00
	Analytical Lab	$900.00
	Dual Ultrasonic Prob	$2,000.00
	Sound Abatement Enclosure	$3,500.00
	Elmasonic P30H Ultrasonic	$1,000.00
	LoadStar Sensors	$3,000.00
	Grieve Forced Conv Oven	$1,000.00
	Non-Flammable Cabinet	$400.00
	30“x90” Steel Table	$550.00
	Homogenizer	$1,700.00
	Dispersing Element	$1,500.00
	2 Stainless Steal Tables	$400.00
	Lab Mixer	$3,000.00
		$63,100.00
Leasehold Improvement	Carpets	$7,000.00
	Paint & Remodeling	$3,000.00
	Cabinets	$4,000.00
		$14,000.00
Security System	ADT System	$2,000.00
Tools & Equipment	Truck Pallet	$500.00
	Work Platform Ladder	$400.00
		$900.00
Intellectual Property	Multipurpose Solution patent	$3,500,000.00
	C-Bond nanoShield trademark	$380,000.00
		$3,880,000.00
C-Bond nanoShield website		$11,500.00
Marketing materials	collateral etc in office/electronic files	$10,000.00
SUB TOTAL		$4,000,000.00
Inventory	Inventory	$20,511.14
WIP	Walmart	$5,875.00
Security depost/future rent*	*subject to adjustment due to conversation with LL	$7,085.33
	Annual operating expense true up	$1,242.42
		$8,990.72
Rent	May rent and associated operating expenses	$9,428.90
TOTAL at CLOSING		$4,044,142.79

A-1

Exhibit B

Bill of Sale

(Attached)

Bill of Sale

Dated as of May 8, 2023

This Bill of Sale (the “Bill of Sale”) is made and entered into as of the date set forth above (the “Effective Date”), by C-Bond Systems Inc., a Colorado corporation (“Seller”), to and in favor of Apex Protect GPS, LLC, a limited liability company organized pursuant to the laws of the State of Texas (the “Buyer”).

WHEREAS, Buyer and Seller have entered into a certain Asset Purchase Agreement, dated as of the Effective Date (“Agreement”; with undefined capitalized terms used herein without definition having the meanings as set forth in the Agreement), providing for Buyer to purchase the assets as set forth on Exhibit 1 attached hereto (the “Assets”);

WHEREAS, Seller desires to convey, transfer, assign, deliver, and contribute to Buyer all of its right, title, and interest in and to the Assets and Buyer desires to accept all rights, title and interest in and to the Assets as specified in this Bill of Sale;

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, forever, effective as of the Effective Date hereof, any and all of Seller’s right, title and interest in and to the Assets.

2. Seller hereby warrants that as of the Effective Date, it conveys good title to the Assets to the Buyer, and subject to the representations, warranties and agreements of the Seller in the Agreement.

3. Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney and attorneys of Seller, with full power of substitution in the name and stead of Seller, but on behalf and for the benefit of Seller, its successors and assigns, to demand and receive any and all of the Assets hereby sold, conveyed, transferred, assigned and delivered to Buyer, and to give receipts and releases for same, and any part thereof, and from time to time to institute and prosecute in the name of Seller, or otherwise, for the benefit of Buyer, its successors or assigns, any and all proceedings at law, in equity or otherwise, that Buyer, its successors and assigns, may deem proper in order to collect or reduce to possession any of such Assets, or to enforce any claim or right of any kind in respect thereof, and to do all acts and things in relation to such Assets that Buyer, its successors and assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are not revocable and shall not be revoked by Seller.

4. Seller hereby agrees that from time to time, at the request of Buyer and without further consideration, it will, execute, acknowledge and deliver such further instruments of conveyance, transfer and assignment and will take any other action that Buyer reasonably deems necessary or proper to more effectively convey, transfer, and vest in Buyer all of Seller’s right, title, and interest in and to the Assets as set forth hereunder (provided that Seller shall not be required to incur any additional costs relating to taking any such action).

5. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

6. All of the terms and provisions of this Bill of Sale will be binding upon the Seller and its successors and assigns and will inure to the benefit of the Buyer and its successors and assigns.

7. This Bill of Sale shall be governed by the laws of the State of Texas, without regard to conflicts of law principles thereunder.

8. This Bill of Sale is being delivered in connection with the Closing (as defined in the Agreement) under the Agreement and is made subject to the provisions of the Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Agreement, the Agreement shall be the controlling document.

9. This Bill of Sale may be executed in one or more counterparts, which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale effective as of the Effective Date.

C-Bond Systems Inc.

By:
Name:	Scott R. Silverman
Title:	Chief Executive Officer

Apex Protect GPS, LLC

By:
Name:
Title:

[Signature page to Bill of Sale]

Exhibit 1

Assets

(Attached)

Exhibit C

Patent and Trademark Assignment Agreement

(Attached)

Exhibit D

Patent and Know-How License Agreement

(Attached)

Exhibit E

Patent License-Back Agreement

(Attached)